Exhibit 6.12

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

This First Amendment to Purchase and Sale Agreement (this “Amendment”) is made as of this 11th day of May, 2018 by and among TOLL MA LAND II LIMITED PARTNERSHIP, a Massachusetts limited partnership (“Seller”), having an address c/o Toll Brothers, Inc., 250 Gibraltar Road, Horsham, PA 19044, and CW WESTBOROUGH APARTMENTS, LLC, a Delaware limited liability company, and CW WESTBOROUGH 1031, LLC, a Delaware limited liability company, each with an address of 6340 S. 3000 E., Ste. 500, Salt Lake City, UT 84121 (together, “Buyer”).

RECITALS:

a.    Reference is hereby made to that certain Purchase and Sale Agreement by and between Seller and Cottonwood Residential O.P., LP (“Original Buyer”) dated as of April 10, 2018, as assigned by Original Buyer to Buyer pursuant to that certain Assignment of Purchase and Sale Agreement dated as of May 8, 2018 (as so assigned, the “P&S”), regarding the property located at 346 Turnpike Avenue, Westborough, Massachusetts. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the P&S.

b.    Pursuant to Section 7.1 of the P&S, the Closing Date for the transactions contemplated therein was initially scheduled for May 10, 2018.

c.    The Buyer and Seller have agreed to extend the Closing Date from May 10, 2018 to May 17, 2018.

AGREEMENT:

In consideration of the foregoing, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged, the Buyer and Seller agree to amend the P&S as follows:

1.    Section 7.1 of the P&S is amended by deleting the phrase “May 10, 2018” in its entirety and substituting the phrase “May 17, 2018 (or such earlier date that shall be agreed upon in writing by the Buyer and Seller)” therefor; provided, however, in the event Seller provides notice to Buyer of the failed condition for Seller’s failure to obtain MassHousing’s signature page to the Assignment of Regulatory Agreement, Seller’s extension right pursuant to Section 10.3 shall be limited to an extension through May 25, 2018.

3.    Except as otherwise expressly provided above, the P&S remains unamended hereby and is hereby ratified and confirmed.

4.    In order to expedite the execution of this Amendment, emailed signatures may be used in place of original signatures of this Amendment. Seller and Buyer intend to be bound by the signatures on the emailed document, are aware that the other party will rely on the emailed signatures, and hereby waive any defenses to the enforcement of the terms of this Amendment based on the form of signature.

5.    This Amendment may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

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EXECUTED under seal as of the date first written above.

SELLER:

TOLL MA LAND II LIMITED PARTNERSHIP, a Massachusetts limited partnership

By:	TOLL MA LAND II GP LLC, a Delaware limited liability company

	By:	/s/ Russell Rochestie
	Name:	Russell Rochestie
	Title:	Vice President

BUYER:

CW WESTBOROUGH APARTMENTS, LLC, a Delaware limited liability company

By:	/s/ Gregg T. Christensen
Name:	Gregg T. Christensen
Title:	Executive Vice President

CW WESTBOROUGH 1031, LLC, a Delaware limited liability company

By:	/s/ Gregg T. Christensen
Name:	Gregg T. Christensen
Title:	Executive Vice President